Exhibit 10.1

EIGHTH AMENDMENT

TO AMENDED And restated LOAN AGREEMENT

THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (“Eighth Amendment”) is made as of this 8th day of March, 2007, by and among BANK OF AMERICA, N.A. (“Bank of America”) (as successor-in-interest to Fleet Capital Corporation), with an office at One South Wacker Drive, Suite 3400, Chicago, Illinois 60606, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Fleet, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the CANADIAN PARTICIPANTS party hereto, the U.K. PARTICIPANTS party hereto, BANK OF AMERICA, N.A. (acting through its Canada branch) (“Canadian Agent”), BANK OF AMERICA, N.A., London branch (as successor-in-interest to Fleet National Bank, London branch, trading as FleetBoston Financial), individually as a Lender and as U.K. Agent (“U.K. Agent”), WELLS FARGO FOOTHILL, LLC, as Syndication Agent, LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent, the LENDERS, KATY INDUSTRIES, INC., a Delaware corporation, with its chief executive office and principal place of business at 2461 South Clark Street, Suite 630, Arlington, Virginia 22202 (“Katy” or “U.S. Borrower”), WOODS INDUSTRIES (CANADA) INC., a Canadian corporation with its chief executive office and principal place of business at 375 Kennedy Road, Scarborough, Ontario M1K 2A3 (“Woods Canada” or “Canadian Borrower”), CEH LIMITED (“CEH”), a private limited company incorporated under the laws of England and Wales and registered with Company No. 4992300 whose registered office is Cardew Way, Redruth Cornwall, TR15 1ST, England and CONTICO MANUFACTURING LIMITED (“CML” and together with CEH, collectively, “U.K. Borrower”), a private limited company incorporated under the laws of England and Wales and registered with Company No. 1338772 whose registered office is Cardew Way, Redruth Cornwall, TR15 1ST, England. Katy, Woods Canada, CEH and CML are sometimes hereinafter referred to individually as a “Borrower” and collectively as “Borrowers.”

W I T N E S S E T H:

WHEREAS, Agent, Lenders, Canadian Participants, U.K. Participants, Canadian Agent, U.K. Agent and Borrowers (other than CML) entered into a certain Amended and Restated Loan Agreement dated as of April 20, 2004, as amended by a certain First Amendment to Amended and Restated Loan Agreement dated June 29, 2004 by and among Agents, Lenders and Borrowers (other than CML), by a certain Second Amendment to Amended and Restated Loan and Security Agreement dated March 29, 2005 by and among Agents, Lenders and Borrowers (other than CML), by a certain Third Amendment to Amended and Restated Loan and Security Agreement dated April 13, 2005 by and among Agents, Lenders and Borrowers (other than CML), by a certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated June 8, 2005 by and among Agents, Lenders and Borrowers (other than CML), by a certain Fifth Amendment to Amended and Restated Loan Agreement dated as of August 4, 2005 by and among Agent, Lenders and Borrowers (other than CML), and by a certain Sixth Amendment to Amended and Restated Loan Agreement dated March 9, 2006 by and among Agents, Lenders and Borrowers (other than CML) and by a certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated November 28, 2006 by and among Agents, Lenders and Borrowers (said Loan Agreement, as so amended, is hereinafter referred to as the “Loan Agreement”); and

WHEREAS, Borrowers desire to amend and modify certain provisions of the Loan Agreement pursuant to the terms and conditions hereof;

WHEREAS, subject to the terms and conditions hereof, Agent, Lenders, Canadian Participants, U.K. Participants, U.K. Agent and Canadian Agent are willing to so amend and modify the Loan Agreement; and

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrowers, the parties hereto hereby agree as follows:

1.	Definitions. All capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

2.	Amended Definitions. On the Eighth Amendment Effective Date, the definitions of “Availability Block” and “U.S. Borrowing Base” are hereby deleted and the following is inserted in their stead.

“Availability Block - Five Million Dollars ($5,000,000) during the first three calendar quarters of each calendar year and Seven Million Five Hundred Thousand Dollars ($7,500,000) during the fourth calendar quarter of each calendar year.

* * *

U.S. Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

(i)	the U.S. Revolving Loan Commitment, or

(ii)	an amount equal to:

(a) 85% of the net amount of Eligible Accounts of U.S. Loan Parties (as defined below) outstanding at such date; plus

(b) the lesser of (1) $60,000,000 or (2) 85% of the value of the Net Orderly Liquidation Value of Eligible Inventory of U.S. Loan Parties at such date; plus

(c) to the extent not included in the U.K. Borrowing Base or the Canadian Borrowing Base as evidenced by a Borrowing Base Certificate, 85% of the net amount of Eligible Accounts of U.K. Loan Parties (other than CML) outstanding at such date; plus

(d) to the extent not included in the U.K. Borrowing Base or the Canadian Borrowing Base as evidenced by a Borrowing Base Certificate, the lesser of (1) $6,000,000 or (2) 85% of the Net Orderly Liquidation Value of Eligible Inventory of U.K. Loan Parties (other than CML) at such date; minus

(e) the sum of (1) the Hedge Reserve applicable to U.S. Loan Parties, (2) Dilution Reserves applicable to U.S. Loan Parties, (3) Rent Reserves applicable to U.S. Loan Parties, (4) the Revolving Loan Repayment Reserve applicable to U.S. Loan Parties, (5) the PAYE Reserve (to the extent Eligible Accounts and Eligible Inventory of U.K. Loan Parties (other than CML) are included in the U.S. Borrowing Base), (6) the aggregate amount of other reserves applicable to U.S. Loan Parties, if any, established by Agent in the exercise of its Permitted Discretion against Eligible Accounts and Eligible Inventory and (7) the Availability Block.”

provided that Agent, in the exercise of its Permitted Discretion, may (a) increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory and (b) reduce the advance rates provided in this definition, or restore such advance rates to any level equal to or below the advance rates in effect as of the Closing Date.

For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts, less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits allowance or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such accounts at such time and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP, with costs adjusted for differences between standard and actual costs.”

3.
Revolving Loan Commitments. As of the Eighth Amendment Effective Date, the aggregate amount of Revolving Loan Commitments shall be reduced from Ninety Million Dollars ($90,000,000) to Eighty Million Dollars ($80,000,000) and each Lender’s Revolving Loan Commitment shall be correspondingly reduced pro rata to the amount set forth below such Lender’s signature on the signature page to this Eighth Amendment. Agents and Lenders hereby waive any required notice before any such reduction in the Revolving Loan Commitments become effective.

4.
Financial Covenants. Upon the Eighth Amendment Effective Date, Exhibit 7.3 attached to the Loan Agreement shall be deemed deleted and Exhibit 7.3 attached hereto and incorporated herein shall be inserted in its stead.

5.
Amendment Fee. In order to induce Agent and Lenders to enter into this Eighth Amendment, Borrowers agree to pay to Agent for the ratable benefit of U.S. Lenders an amendment fee in the amount of $116,250. Said fee shall be due and payable and shall be deemed fully earned and non-refundable on the Eighth Amendment Effective Date.

6.	Condition Precedent. This Eighth Amendment shall become effective upon:

(x) the execution and delivery of this Eighth Amendment by each of Borrowers, Agents and Lenders; and

(y) Borrower shall have paid to Agent the amendment fee referred to in Section 5 of the Eighth Amendment.

The date on which such condition precedent is satisfied shall be referred to as the “Eighth Amendment Effective Date.”

7.	Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

8.
Governing Law. This Eighth Amendment and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflicts of laws.

9.	Counterparts. This Eighth Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

(Signature Page Follows)

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

IN WITNESS WHEREOF, this Eighth Amendment has been duly executed on the day and year specified at the beginning of this Eighth Amendment.

KATY INDUSTRIES, INC. By: /s/ Amir Rosenthal Name: Amir Rosenthal Title: Vice President and CFO

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

CEH LIMITED By: /s/ Christopher W. Anderson Name: Christopher W. Anderson Title: Authorized Manager and By: /s/ Christopher Lacovara Name: Christopher Lacovara Title: Authorized Manager

CONTICO MANUFACTURING LIMITED

By: /s/ Christopher W. Anderson
Name: Christopher W. Anderson
Title: Authorized Manager

and

By: /s/ Christopher Lacovara
Name: Christopher Lacovara
Title: Authorized Manager

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

WOODS INDUSTRIES (CANADA) INC. By: /s/ Amir Rosenthal Name: Amir Rosenthal Title: Secretary

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

BANK OF AMERICA, N.A.,

as predecessor-in-interest to Fleet Capital Corporation,
as Agent and as a Lender

By: /s/ Jason Riley
Name: Jason Riley
Title: Vice President

Revolving Loan Commitment: $32,727,200
(40.909%)

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

WELLS FARGO FOOTHILL LLC, as Syndication Agent and Lender By: /s/ Yelena Kravchuk Name: Yelena Kravchuk Title: Assistant Vice President Revolving Loan Commitment: $21,818,400 (27.273%)

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent and as a Lender By: /s/ Mark Mital Name: Mark Mital Title: Senior Vice President Revolving Loan Commitment: $18,181,600 (22.727%)

(Signature Page to Eighth Amendment to
to Amended and Restated Loan and Security Agreement)

UPS CAPITAL CORPORATION, as a Lender By: /s/ John P. Holloway Name: John P. Holloway Title: Director of Portfolio Management Revolving Loan Commitment: $7,272,800 (9.091%)

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

BANK OF AMERICA, N.A., London branch, as U.K. Agent and U.K. Lender By: /s/ Justin Charles Van Ast Name: Justin Charles Van Ast Title: Vice President

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

BANK OF AMERICA, N.A. (acting through it Canada branch), as Canadian Agent and Canadian Lender By: /s/ Nelson Lam Name: Nelson Lam Title: Vice President

(Signature Page to Eighth Amendment to
Amended and Restated Loan and Security Agreement)

Accepted and Agreed to this 8th day of March, 2007.

GUARANTORS: KKTY HOLDING COMPANY, L.L.C. By: /s/ Christopher W. Anderson Name: Christopher W. Anderson Title: Authorized Manager
AMERICAN GAGE& MACHINE CO. By: /s/ Amir Rosenthal Name: Amir Rosenthal Title: Secretary
CONTINENTAL COMMERCIAL PRODUCTS, LLC By: /s/ Amir Rosenthal Name: Amir Rosenthal Title: Secretary
PTR MACHINE CORP. By: /s/ Amir Rosenthal Name: Amir Rosenthal Title: Secretary
SAVANNAH ENERGY SYSTEMS COMPANY By: /s/ Amir Rosenthal Name: Amir Rosenthal Title: Secretary
WOODS INDUSTRIES, INC. By: /s/ Amir Rosenthal Name: Amir Rosenthal Title: Secretary

EXHIBIT 7.3

FINANCIAL COVENANTS

DEFINITIONS

Consolidated EBITDA - for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) interest expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) all unusual expenses and all other non-capitalized restructuring expenses (including costs and expenses attributable to employee severance obligations and facility consolidation costs) for such period to the extent not disallowed by Agent in its sole discretion, (vii) any payment of or accrual for the Management Fee under the Management Agreement, (viii) all other payments made to K&C and its Affiliates during such period for expenses incurred on behalf of Parent, Katy or any of their respective Subsidiaries pursuant to Kohlberg Agreements, (ix) any non-cash expense incurred with respect to Katy’s stock appreciation rights plan (“SAR”) and (x) any non-cash expense with respect to changes in market value of any options to purchase Katy’s Common Stock and (xi) other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), but only, in the case of clauses (ii)-(xi), to the extent deducted in the calculation of Consolidated Net Income less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Katy and its Subsidiaries in conformity with GAAP; provided that there shall be subtracted from the sum of items (i) through (xi) above (x) the amount of any cash expenditure made within the applicable period pursuant to the SAR, to the extent that the amount of such cash expenditure was expensed or will be expensed against a prior or future period’s Consolidated Net Income and (y) the amount of cash expenditure incurred in connection with the reduction of any restructuring or similar reserve, unless such amount was already charged against Consolidated Net Income for the applicable period (for fiscal periods ending prior to December 31, 2006, said amount shall be deemed to be $175,000 per fiscal quarter); provided, further, that (a) in the event any Loan Party makes an acquisition of any Person or any division or any business unit permitted hereunder or consented to by Majority Lenders during such period, if Katy provides Agent and Lenders financial statements with respect to the business so acquired (which financial statements shall have been audited by one of the “Big 4” accounting firms or another nationally recognized accounting firm reasonably satisfactory to Agent or financial statements otherwise satisfactory to Agent) reasonably satisfactory to Majority Lenders, Consolidated EBITDA for such period shall be calculated on a pro forma basis, taking into account the elimination of non-recurring expenses, based on the results of such acquired Person or acquired assets as if such acquisition had occurred on the first day of such period, and (b) in the event any Loan Party makes a Permitted Disposition (or any other disposition of any Person or any division or any business unit permitted hereunder or consented to by the Majority Lenders) during such period, Consolidated EBITDA for such period shall be calculated on a pro forma basis, based on the results of such disposed Person or disposed assets as if such Permitted Disposition (or such other disposition) had occurred on the first day of such period.

Consolidated Fixed Charges, with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), plus (ii) Consolidated Interest Expense payable in cash for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP. For fiscal periods ending on or prior to December 31, 2006, scheduled principal payments with respect to the Term Loan shall be deemed to be $375,000 per fiscal quarter.

Consolidated Interest Expense- for any period, total interest expense of Katy and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness for Money Borrowed of Katy and its Subsidiaries, including, without limitation, net costs under Interest Rate Agreements, but excluding, however, (i) any amounts referred to in the Fee Letter or amortization thereof, (ii) any deferred financing fees or amortization thereof, (iii) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (iv) unused line charges, (v) non-cash charges included in interest expense other than in clauses (i) and (ii) and (vi) to the extent included in interest expense, costs associated with the unsuccessful second lien financing abandoned prior to the Closing Date. For fiscal periods ending on or prior to December 31, 2006, interest expense shall be deemed to be $950,000 per fiscal quarter.

Consolidated Leverage Ratio, as at any date, the ratio of (a) Consolidated Total Debt as at such date minus contingent reimbursement obligations with respect to letters of credit or guaranties of letters of credit to (b) Consolidated EBITDA for the consecutive four fiscal quarters ending on the last day of the most recently ended fiscal quarter.

Consolidated Net Income, for any period, the net income (or loss) of Katy on a Consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Katy) in which any other Person (other than Katy or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Katy or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Katy or is merged into or consolidated with Katy or any of its Subsidiaries or that Person’s assets are acquired by Katy or any of its Subsidiaries, (iii) the income of any Subsidiary of Katy to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (v) any LIFO reserves of CCP to the extent such LIFO reserves decrease or increase net income of CCP, and (vii)(to the extent not included in clauses (i) through (v) above) any net extraordinary gains or net extraordinary losses.

Consolidated Total Debt means, as at any date of determination, the aggregate stated balance sheet amount (which shall not include the face amount of undrawn letter of credit) of all Money Borrowed of Katy and its Subsidiaries on the last day of the most recently ended fiscal quarter, determined on a Consolidated basis in accordance with GAAP.

Fixed Charge Coverage Ratio, with respect to any period, the ratio of (i) Consolidated EBITDA for such period minus the sum of (a) any income taxes paid in cash during such period plus (b) non-financed Capital Expenditures during such period, to (ii) Consolidated Fixed Charges for such period, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP. In the event Consolidated EBITDA is adjusted on a pro forma basis as provided in the definition thereof as a result of a permitted acquisition or Permitted Disposition, Consolidated Fixed Charges, income taxes and Capital Expenditures shall also be appropriately adjusted in a manner satisfactory to Agent in its Permitted Discretion on a pro forma basis to reflect changes resulting from such transaction as if all such events had occurred on the first day of such period.